Exhibit 99.1

Nightfood Adds Hotel Distribution with Managed Lobby Markets Provider GrabScanGo

Tarrytown, NY, June 22, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the sleep-friendly snack company addressing the $50 billion Americans spend annually on nighttime snacks, today announced it has partnered with managed lobby markets provider GrabScanGo to expand its hotel distribution footprint.

GrabScanGo manages all aspects of the lobby market for its hotel clients, including product selection, revenue optimization, and payment processing. The company currently manages lobby markets at hotels across the country, from independent properties to larger chains and brands.

“We’re excited about the opportunity to add distribution for Nightfood in GrabScanGo markets at many hotels across the country,” commented Sean Folkson, Nightfood’s CEO. “We’re also looking forward to the weekly sales data we’ll be receiving from these properties. We believe this independent data will play an important role in securing additional brand-level and management group level partnerships on our way to Nightfood becoming a hotel industry standard.”

“We’re constantly on the lookout for new high-velocity products like Nightfood,” stated Jim Alexander, President of GrabScanGo. “We add value to our hotel clients and their guests by identifying and sourcing winning products, making sure they’re in-stock and always attractively merchandised, while eliminating labor demands.”

iDEAL Hospitality Partners facilitated the relationship between Nightfood and GrabScanGo and is the hospitality business development agent for both companies.

“This is such a perfect fit for two concepts that are driving significant change in the hospitality industry,” remarked Jill Rigsbee, CEO of iDEAL. “Nightfood is revolutionizing the way hotel guests snack at night. GrabScanGo is introducing managed lobby markets that increase hotel revenue with the convenience of self-checkout – all at no costs or labor requirements to the hotel.”

Through its relationship with one of the world’s largest hospitality companies, Nightfood entered coast-to-coast hotel distribution in May. Nightfood’s ice cream in currently available for sale in lobby shops of hundreds of hotels across the country. Additional Nightfood snack formats are expected to be introduced in 2022, including the launch of Nightfood mini-cookies in July.

Nightfood has received the first ice cream purchase order in conjunction with the GrabScanGo rollout. The launch is scheduled to begin in Southern California in early July, and then expected to expand to additional geographic regions.

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Leveraging a relationship with a global hospitality company, Nightfood began rolling into hotels across the United States in May 2022. Management believes hotels have an obligation to help guests achieve better sleep, and one way to do that is through the snacks hotels curate for sale in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

About GrabScanGo

GrabScanGo provides turnkey management of hotel markets, leveraging its proprietary checkout solution that provides guests the ability to purchase via pay terminal or mobile app, an operations network to set up, stock and manage the markets, and reporting to summarize sales and profits. With a focus on guest experience and product selection, GrabScanGo turns markets into destination locations for a quick and easy purchase. For more information, visit us at grabscango.com.

About iDEAL Hospitality Partners Group

iDEAL Hospitality Partners Group, based in Wake Forest, North Carolina, provides outsourced marketing and business development services for companies eager to grow sales in the hospitality sector. The iDEAL team knows the key decision makers and stakeholders that consider and purchase products for all areas of a hotel or resort. Through long-standing relationships with hotel owners and management companies, the iDEAL team presents client’s innovative and unique products and services for the lodging industry to hotels and resorts throughout North and Central America and in the Caribbean.

Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3

3